Exhibit 23.2

April 26, 2012

Citigroup Funding Inc.
399 Park Avenue
New York, NY 10043

Ladies and Gentlemen:

Citigroup Funding Inc., a Delaware corporation (the “Company”), and Citigroup Inc., a Delaware corporation (the “Guarantor”), have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File Nos. 333-172554, 333-172554-01) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities of the Company and guarantees thereof by the Guarantor.  Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series D (the “Notes”), to be issued from time to time pursuant to the senior debt indenture dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A. (the “Trustee”), and the guarantee of the Notes by the Guarantor (the “Guarantee”).

If a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to me and my opinion substantially in the form set forth below, I consent to the reference to me and my opinion in substantially such form:

“In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the notes offered by this pricing supplement and duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the notes offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.”

In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Douglas C. Turnbull